First Internet Bancorp Reports Earnings Up 18% Year-over-Year,
7% over Prior Quarter
Record net income of $2.4 million, quarterly earnings per share of $0.53

Fishers, Indiana, April 21, 2016 - First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (www.firstib.com), announced today financial and operational results for the first quarter 2016.

David Becker, Chairman, President and Chief Executive Officer, commented, “Our teams continued to execute our growth strategy, with both loans and deposits surpassing the billion dollar mark. With strong contributions from our lending groups, we increased our loan portfolio 9.1% during the first quarter.

“As a result of our growth initiative, net interest income rose 34.9% over the first quarter 2015 and 6.7% over the linked quarter. I am proud of the effort our teams put forth to deliver another quarter of record net income.”

First quarter net income was a record $2.4 million and diluted earnings per share were $0.53. This compares with fourth quarter 2015 net income of $2.3 million and diluted earnings per share of $0.50 and first quarter 2015 net income of $2.1 million and diluted earnings per share of $0.46.

Highlights for the first quarter 2016 included:

▪	Diluted earnings per share of $0.53, increasing $0.03, or 6.0%, compared to the linked quarter and increasing $0.07, or 15.2%, compared to the first quarter 2015

▪	Solid quarterly performance

•	Return on average assets of 0.72%

•	Return on average shareholders’ equity of 9.20%

•	Return on average tangible common equity of 9.63%

▪	Total loan growth of $86.8 million, or 9.1%, compared to December 31, 2015 and $273.0 million, or 35.6%, compared to March 31, 2015

▪	Continued growth in net interest income, increasing $0.6 million, or 6.7%, compared to the linked quarter and $2.4 million, or 34.9%, compared to the first quarter 2015

▪	Net interest margin of 2.78% compared to 2.85% for the linked quarter and 2.84% for the first quarter 2015

▪	Capital levels continue to support loan and balance sheet growth

•	Tangible common equity to tangible assets of 6.77%

•	Tier 1 leverage ratio of 7.65%

•	Common equity tier 1 capital ratio of 9.38%

•	Tier 1 capital ratio of 9.38%

•	Total risk-based capital ratio of 11.38%

▪	Strong asset quality

•	Nonperforming loans to total loans receivable totaled 0.04% as of March 31, 2016

•	Nonperforming assets to total assets totaled 0.32% as of March 31, 2016

Net Interest Income and Net Interest Margin
Net interest income for the first quarter was $9.1 million compared to $8.6 million for the fourth quarter 2015 and $6.8 million for the first quarter 2015. Total interest income for the first quarter was $12.7 million, increasing $1.1 million, or 9.5%, compared to the fourth quarter 2015 and $3.5 million, or 38.2%, compared to the first quarter 2015. The increase in total interest income compared to the linked quarter was driven by a $79.4 million, or 8.7%, increase in average loans receivable and a $17.2 million, or 8.3%, increase in average investment balances. Additionally, during the first quarter, the yield earned on the loan portfolio increased 7 bps to 4.43% from 4.36% for the fourth quarter 2015 and the yield earned on the investment portfolio increased 8 bps to 2.38% from 2.30% for the fourth quarter 2015.

Total interest expense for the first quarter was $3.6 million, increasing $0.5 million, or 17.4%, compared to the fourth quarter 2015 and $1.1 million, or 47.2%, compared to the first quarter 2015. Average interest-bearing deposit balances increased $117.1 million, or 12.8%, compared to the linked quarter with the related cost of funds increasing 8 bps from 1.04% in the fourth quarter 2015 to 1.12% in the first quarter. The average interest-bearing deposit balance growth was driven primarily by an increase in average certificates of deposit balances of $109.0 million, or 24.0%, compared to the linked quarter. During the first quarter, the Company produced over $255 million of new CD balances, which significantly enhanced liquidity and asset/liability management. Most of the new CDs were in longer duration products as the weighted average term of the new production was approximately 38 months. As a result, the cost of funds related to CDs increased 10 bps during the quarter to 1.43% from 1.33% for the fourth quarter 2015.

Net interest margin was 2.78% for the first quarter compared to 2.85% for the fourth quarter 2015 and 2.84% for the first quarter 2015. As deposit inflows outpaced loan growth and investment purchases during the quarter, the Company carried excess cash balances which were estimated to negatively impact net interest margin by 7 bps.

Noninterest Income
Noninterest income for the first quarter was $2.5 million compared to $2.1 million for the fourth quarter 2015 and $3.1 million for the first quarter 2015. The increase of $0.4 million, or 18.5%, compared to the linked quarter was driven by an increase of $0.4 million, or 24.9%, in mortgage banking revenue resulting from higher origination volumes.

Noninterest Expense
Noninterest expense for the first quarter was $7.0 million compared to $6.5 million for the fourth quarter 2015 and $6.3 million for the first quarter 2015. The increase of $0.5 million, or 7.9%, compared to the linked quarter was due primarily to higher salaries and employee benefits expenses resulting from increased staffing, including seasoned operations, credit and lending personnel to assist in managing the Company’s strong balance sheet growth, and seasonal resets on payroll taxes, employee benefits and other compensation plans.

Income Taxes
Income tax expense was $1.3 million for the first quarter, resulting in an effective tax rate of 34.8%, compared to $1.2 million and an effective tax rate of 34.4% for the linked quarter and $1.2 million and an effective tax rate of 36.0% for the first quarter 2015.

Loans and Credit Quality
Total loans as of March 31, 2016 were $1.0 billion, increasing $86.8 million, or 9.1%, compared to December 31, 2015 and $273.0 million, or 35.6%, compared to March 31, 2015. Total commercial loan balances were $666.3 million as of March 31, 2016, increasing $83.4 million, or 14.3%, compared to December 31, 2015 and $271.4 million, or 68.7%, compared to March 31, 2015. Continued strong production in single tenant lease financing balances contributed significantly to the growth as balances increased $71.2 million, or 19.0%, compared to December 31, 2015 and $218.3 million, or 96.1%, compared to March 31, 2015. Commercial and industrial and owner-occupied commercial real estate production was solid as balances increased $7.0 million on a combined basis, or 4.8%, compared to December 31, 2015 and $31.1 million, or 25.4%, compared to March 31, 2015. Construction loan originations also continued to grow during the first quarter as balances increased $6.7 million, or 14.6%, compared to December 31, 2015 and $25.7 million, or 95.9%, compared to March 31, 2015.

Total consumer loan balances were $370.0 million as of March 31, 2016, increasing $3.8 million, or 1.0%, compared to December 31, 2015 and $2.0 million, or 0.5%, compared to March 31, 2015. During the first quarter, the Company began financing home improvement loans which drove the $7.9 million increase in other consumer loans. The borrower characteristics in the home improvement channel are similar to the high-FICO borrowers in the Company’s recreation vehicle and trailer portfolios. Additionally, recreational vehicle balances increased $2.6 million, or 6.8%, and trailer balances increased $2.5 million, or 3.7%, during the first quarter. Partially offsetting this growth were declines of $5.9 million, or 2.8%, in residential mortgages and $3.3 million, or 7.6%, in home equity loans.

Credit quality continued to remain strong as nonperforming loans to total loans receivable were 0.04% as of March 31, 2016, increasing 2 bps from the prior quarter and 1 bp from March 31, 2015. Nonperforming assets to total assets declined to 0.32% as of March 31, 2016 from 0.37% as of December 31, 2015 and 0.47% as of March 31, 2015. The allowance for loan losses was $9.2 million as of March 31, 2016 compared to $8.4 million as of December 31, 2015 and $6.4 million as of March 31, 2015. The allowance as a percentage of total nonperforming loans was 2,512.3% as of March 31, 2016 compared to 5,000.6% as of December 31, 2015 and 2,592.7% as of March 31, 2015. The allowance as a percentage of total loans receivable was 0.89% as of March 31, 2016 compared to 0.88% as of December 31, 2015 and 0.83% as of March 31, 2015.

Net charge-offs of $0.1 million were recognized during the first quarter, resulting in net charge-offs to average loans of 0.03%, which was consistent with the prior quarter and compared to net recoveries of 0.07% for the first quarter 2015. The provision for loan losses in the first quarter was $0.9 million compared to $0.7 million for the fourth quarter 2015 and $0.4 million for the first quarter 2015. The increase of $0.2 million, or 26.8%, compared to the linked quarter was primarily due to the continued strong commercial loan growth experienced in the first quarter.

Capital
During the first quarter, total shareholders’ equity increased $3.5 million, due primarily to net income earned during the quarter and by the change in the unrealized gain/loss related to the investment portfolio, partially offset by declared dividends. As of March 31, 2016, the Company’s tier 1 leverage, common equity tier 1, tier 1 and total risk-based capital ratios were 7.65%, 9.38%, 9.38% and 11.38% compared to 8.28%, 10.11%, 10.11% and 12.25% as of December 31, 2015, respectively. The decline in the tier 1 leverage ratio was due to an increase in average assets driven primarily by deposit growth during the quarter. The declines in the common equity tier 1, tier 1 and total risk-based capital ratios were due to an increase in risk-weighted assets resulting primarily from commercial loan growth for the quarter. Tangible common equity to tangible assets declined 111 bps during the first quarter to 6.77% due primarily to strong balance sheet growth. Tangible book value per share increased to $22.93 as of March 31, 2016 from $22.24 as of December 31, 2015 and $21.11 as of March, 2015.

About First Internet Bancorp
First Internet Bancorp is the parent company of First Internet Bank, which opened for business in 1999 as the nation’s first state-chartered, FDIC-insured institution to operate solely via the Internet. With customers in all 50 states, First Internet Bank offers consumers services including checking, savings, money market, certificates of deposit and IRA accounts as well as consumer loans, residential mortgages, residential construction loans and home equity products. For commercial clients, it provides commercial real estate loans, commercial and industrial loans and treasury management services. First Internet Bank has been recognized as one of the “Best Banks to Work For” by American Banker Magazine, a “Best Place to Work in Indiana” by a consortium of statewide resources, and a “Top Workplace” by The Indianapolis Star. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Safe Harbor Statement
This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, return on average tangible common equity and tangible common equity to tangible assets are used by the Company’s management to measure the strength of its capital and its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures provide a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
(317) 428-4628	Senior Vice President, Retail Banking
investors@firstib.com	(317) 532-7906
nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Net income	$2,432	$2,278	$2,063

Per share and share information
Earnings per share - basic	$0.54	$0.50	$0.46
Earnings per share - diluted	0.53	0.50	0.46
Dividends declared per share	0.06	0.06	0.06
Book value per common share	23.98	23.28	22.16
Tangible book value per common share	22.93	22.24	21.11
Common shares outstanding	4,497,284	4,481,347	4,484,513
Average common shares outstanding:
Basic	4,541,728	4,534,910	4,516,776
Diluted	4,575,555	4,580,353	4,523,246
Performance ratios
Return on average assets	0.72%	0.74%	0.84%
Return on average shareholders' equity	9.20%	8.73%	8.55%
Return on average tangible common equity	9.63%	9.14%	8.98%
Net interest margin	2.78%	2.85%	2.84%
Capital ratios [1]
Tangible common equity to tangible assets	6.77%	7.88%	9.18%
Tier 1 leverage ratio	7.65%	8.28%	9.52%
Common equity tier 1 capital ratio	9.38%	10.11%	11.99%
Tier 1 capital ratio	9.38%	10.11%	11.99%
Total risk-based capital ratio	11.38%	12.25%	13.18%
Asset quality
Nonperforming loans	$367	$167	$246
Nonperforming assets	4,930	4,740	4,818
Nonperforming loans to loans receivable	0.04%	0.02%	0.03%
Nonperforming assets to total assets	0.32%	0.37%	0.47%
Allowance for loan losses to:
Loans receivable	0.89%	0.88%	0.83%
Nonperforming loans	2,512.3%	5,000.6%	2,592.7%
Net charge-offs (recoveries) to average loans receivable	0.03%	0.03%	(0.07%)
Average balance sheet information
Loans receivable	$991,614	$912,233	$745,454
Securities available-for-sale	225,077	207,848	145,241
Other earning assets	78,291	41,274	41,643
Total interest-earning assets	1,323,536	1,191,923	967,186
Total assets	1,352,832	1,221,517	995,851
Noninterest-bearing deposits	22,899	25,198	22,265
Interest-bearing deposits	1,033,144	916,006	761,917
Total deposits	1,056,043	941,204	784,182
Shareholders' equity	106,278	103,583	97,844

1 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2015)
Amounts in thousands
	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Cash and due from banks	$2,411	$1,063	$1,472
Interest-bearing demand deposits	98,533	24,089	38,100
Interest-bearing time deposits	1,000	1,000	2,000
Securities available-for-sale, at fair value	315,311	213,698	163,676
Loans held-for-sale	29,491	36,518	27,584
Loans receivable	1,040,683	953,859	767,682
Allowance for loan losses	(9,220)	(8,351)	(6,378)
Net loans receivable	1,031,463	945,508	761,304
Accrued interest receivable	4,528	4,105	3,040
Federal Home Loan Bank of Indianapolis stock	8,595	8,595	5,350
Cash surrender value of bank-owned life insurance	12,826	12,727	12,423
Premises and equipment, net	8,485	8,521	7,040
Goodwill	4,687	4,687	4,687
Other real estate owned	4,488	4,488	4,488
Accrued income and other assets	5,901	4,871	4,513
Total assets	$1,527,719	$1,269,870	$1,035,677

Liabilities
Noninterest-bearing deposits	$28,945	$23,700	$19,178
Interest-bearing deposits	1,214,233	932,354	801,991
Total deposits	1,243,178	956,054	821,169
Advances from Federal Home Loan Bank	150,969	190,957	106,921
Subordinated debt	12,751	12,724	2,894
Accrued interest payable	108	117	104
Accrued expenses and other liabilities	12,883	5,688	5,227
Total liabilities	1,419,889	1,165,540	936,315
Shareholders' equity
Voting common stock	72,697	72,559	72,032
Retained earnings	35,135	32,980	26,938
Accumulated other comprehensive income (loss)	(2)	(1,209)	392
Total shareholders' equity	107,830	104,330	99,362
Total liabilities and shareholders' equity	$1,527,719	$1,269,870	$1,035,677

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Interest income
Loans	$11,189	$10,290	$8,390
Securities - taxable	1,169	1,067	722
Securities - non-taxable	165	137	—
Other earning assets	170	100	75
Total interest income	12,693	11,594	9,187
Interest expense
Deposits	2,888	2,405	1,953
Other borrowed funds	664	621	460
Total interest expense	3,552	3,026	2,413
Net interest income	9,141	8,568	6,774
Provision for loan losses	946	746	442
Net interest income after provision for loan losses	8,195	7,822	6,332
Noninterest income
Service charges and fees	200	193	176
Mortgage banking activities	2,254	1,805	2,886
Gain (loss) on asset disposals	(16)	40	(14)
Other	102	105	100
Total noninterest income	2,540	2,143	3,148
Noninterest expense
Salaries and employee benefits	3,898	3,460	3,578
Marketing, advertising and promotion	464	426	452
Consulting and professional fees	638	674	592
Data processing	274	287	248
Loan expenses	184	172	181
Premises and equipment	798	759	642
Deposit insurance premium	180	170	150
Other	569	544	414
Total noninterest expense	7,005	6,492	6,257
Income before income taxes	3,730	3,473	3,223
Income tax provision	1,298	1,195	1,160
Net income	$2,432	$2,278	$2,063

Per common share data
Earnings per share - basic	$0.54	$0.50	$0.46
Earnings per share - diluted	$0.53	$0.50	$0.46
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification.

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest/Dividends	Yield/ Cost	Average Balance	Interest/Dividends	Yield/ Cost	Average Balance	Interest/Dividends	Yield/ Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,020,168	$11,189	4.41%	$942,801	$10,290	4.33%	$780,302	$8,390	4.36%
Securities - taxable	202,898	1,169	2.32%	189,447	1,067	2.23%	145,241	722	2.02%
Securities - non-taxable	22,179	165	2.99%	18,401	137	2.95%	—	—	0.00%
Other earning assets	78,291	170	0.87%	41,274	100	0.96%	41,643	75	0.73%
Total interest-earning assets	1,323,536	12,693	3.86%	1,191,923	11,594	3.86%	967,186	9,187	3.85%
Allowance for loan losses	(8,655)			(7,947)			(5,883)
Noninterest-earning assets	37,951			37,541			34,548
Total assets	$1,352,832			$1,221,517			$995,851

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$81,338	$111	0.55%	$77,096	$107	0.55%	$75,405	$102	0.55%
Regular savings accounts	25,021	36	0.58%	26,239	38	0.57%	22,099	32	0.59%
Money market accounts	350,809	616	0.71%	345,337	608	0.70%	274,312	492	0.73%
Certificates and brokered deposits	575,976	2,125	1.48%	467,334	1,652	1.40%	390,101	1,327	1.38%
Total interest-bearing deposits	1,033,144	2,888	1.12%	916,006	2,405	1.04%	761,917	1,953	1.04%
Other borrowed funds	185,618	664	1.44%	171,169	621	1.44%	109,787	460	1.70%
Total interest-bearing liabilities	1,218,762	3,552	1.17%	1,087,175	3,026	1.10%	871,704	2,413	1.12%
Noninterest-bearing deposits	22,899			25,198			22,265
Other noninterest-bearing liabilities	4,893			5,561			4,038
Total liabilities	1,246,554			1,117,934			898,007
Shareholders' equity	106,278			103,583			97,844
Total liabilities and shareholders' equity	$1,352,832			$1,221,517			$995,851

Net interest income		$9,141			$8,568			$6,774

Interest rate spread			2.69%			2.76%			2.73%
Net interest margin			2.78%			2.85%			2.84%

First Internet Bancorp
Loans and Deposits (unaudited)
Amounts in thousands
	March 31, 2016		December 31, 2015		March 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$106,431	10.2%	$102,000	10.7%	$83,849	11.0%
Owner-occupied commercial real estate	47,010	4.5%	44,462	4.7%	38,536	5.0%
Investor commercial real estate	14,756	1.4%	16,184	1.7%	18,491	2.4%
Construction	52,591	5.1%	45,898	4.8%	26,847	3.5%
Single tenant lease financing	445,534	42.8%	374,344	39.2%	227,229	29.6%
Total commercial loans	666,322	64.0%	582,888	61.1%	394,952	51.5%

Consumer loans
Residential mortgage	208,636	20.1%	214,559	22.5%	215,910	28.1%
Home equity	40,000	3.8%	43,279	4.5%	54,838	7.2%
Trailers	69,845	6.7%	67,326	7.1%	63,638	8.3%
Recreational vehicles	41,227	4.0%	38,597	4.0%	31,023	4.0%
Other consumer loans	10,251	1.0%	2,389	0.3%	2,531	0.3%
Total consumer loans	369,959	35.6%	366,150	38.4%	367,940	47.9%

Net deferred loan fees, premiums and discounts	4,402	0.4%	4,821	0.5%	4,790	0.6%

Total loans receivable	$1,040,683	100.0%	$953,859	100.0%	$767,682	100.0%

	March 31, 2016		December 31, 2015		March 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$28,945	2.3%	$23,700	2.5%	$19,178	2.3%
Interest-bearing demand deposits	89,180	7.2%	84,241	8.8%	82,982	10.1%
Regular savings accounts	27,279	2.2%	22,808	2.4%	23,367	2.8%
Money market accounts	366,195	29.5%	341,732	35.7%	280,740	34.2%
Certificates of deposits	718,733	57.8%	470,736	49.2%	401,347	48.9%
Brokered deposits	12,846	1.0%	12,837	1.4%	13,555	1.7%
Total deposits	$1,243,178	100.0%	$956,054	100.0%	$821,169	100.0%

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Total equity - GAAP	$107,830	$104,330	$99,362
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$103,143	$99,643	$94,675

Total assets - GAAP	$1,527,719	$1,269,870	$1,035,677
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$1,523,032	$1,265,183	$1,030,990

Common shares outstanding	4,497,284	4,481,347	4,484,513

Book value per common share	$23.98	$23.28	$22.16
Effect of goodwill	(1.05)	(1.04)	(1.05)
Tangible book value per common share	$22.93	$22.24	$21.11

Total shareholders' equity to assets ratio	7.06%	8.22%	9.59%
Effect of goodwill	(0.29%)	(0.34%)	(0.41%)
Tangible common equity to tangible assets ratio	6.77%	7.88%	9.18%

Total average equity - GAAP	$106,278	$103,583	$97,844
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$101,591	$98,896	$93,157

Return on average shareholders' equity	9.20%	8.73%	8.55%
Effect of goodwill	0.43%	0.41%	0.43%
Return on average tangible common equity	9.63%	9.14%	8.98%